UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): June 23, 2026

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in Charter)

Maryland	1-12504	95-4448705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock of The Macerich Company, $0.01 par value per share	MAC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01	OTHER EVENTS.

As previously disclosed, on June 15, 2026, The Macerich Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc. J. P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BMO Capital Markets Corp., TD Securities (USA) LLC, and Scotia Capital (USA) Inc., in their capacities as underwriters (together, in such capacities, the “Underwriters”), Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, and Morgan Stanley & Co. LLC, in their capacities as forward sellers (together, in such capacities, the “Forward Sellers”), and Goldman Sachs & Co. LLC, Deutsche Bank AG, London Branch, JPMorgan Chase Bank, National Association and Morgan Stanley & Co. LLC, in their capacities as forward purchasers (together, in such capacities, the “Forward Purchasers”), relating to the offer and sale of an aggregate of 14,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), of the Company by the Forward Sellers in connection with forward sale agreements (the “Forward Sales Agreements”). On June 17, 2026, the Company closed the offering of the Shares. The Company granted the Underwriters a 30-day option to purchase up to an additional 2,100,000 shares of Common Stock at a price of $23.12325 per share (the “Option”, and such shares, the “Option Shares”).

On June 23, 2026, the Underwriters notified the Company that they had elected to exercise the Option in full. In connection with the exercise of the Option, the Company entered into separate additional forward sale agreements dated June 23, 2026 (the “Additional Forward Sale Agreements”) with the Forward Purchasers, with respect to the Option Shares. The closing of the Option occurred on June 26, 2026. At the Company’s request, the Forward Sellers borrowed from third parties and sold to the Underwriters an aggregate of 2,100,000 shares of Common Stock in connection with the execution of the Additional Forward Sale Agreements. The Company expects to physically settle the Additional Forward Sale Agreements and receive proceeds, subject to certain adjustments, from the sale of those shares of Common Stock upon one or more such physical settlements no later than June 16, 2027. Although the Company expects to settle the Additional Forward Sale Agreements entirely by the physical delivery of shares of Common Stock for cash proceeds, the Company may also elect to cash settle or net share settle all or a portion of its obligations under the Additional Forward Sale Agreements, in which case, the Company may not receive any proceeds, and the Company may owe cash or shares of Common Stock to the Forward Purchasers.

The Company will contribute the net proceeds, if any, it receives upon the settlement of the Forward Sales Agreements, including the Additional Forward Sale Agreements, to The Macerich Partnership, L.P. (the “Operating Partnership”) in exchange for securities of the Operating Partnership that have economic interests substantially similar to those of the Common Stock. The Operating Partnership intends to use the net proceeds to fund future acquisition opportunities and for general corporate purposes. Pending such use, the Operating Partnership may invest the net proceeds in short-term, interest-bearing deposit accounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MACERICH COMPANY

By: DANIEL E. SWANSTROM II

June 29, 2026	/s/ Daniel E. Swanstrom II
Date	Senior Executive Vice President,
Chief Financial Officer and Treasurer